Exhibit 10.5

NON-QUALIFIED

Stock Option

Granted Under Millipore Corporation

1989 Stock Option Plan for Non-Employee Directors

Stock Option granted by Millipore Corporation a Massachusetts corporation (the “Company”) to                      (the “Optionee”), pursuant to Millipore’s 1989 Stock Option Plan for Non-Employee Directors (the “Plan”).

1.	Grant of Option

This certificate evidences the grant by the Company on                              to the Optionee of an option to purchase, in whole or in part, on the terms herein provided, a total of              shares of Common Stock of the Company (the “Shares”) at $             per Share. The Final Exercise Date of this option (as that term is used in the Plan) is [date 10 years following date of grant stated above].

This option is exercisable in the following installments prior to the Final Exercise Date:

2.	Exercise of Option

Each election to exercise this option shall be in writing, signed by the Optionee or by the Optionee’s executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. The purchase price may be paid by delivery of cash, certified check, bank draft, money order, or other payment medium approved by the Company. In the event that this option is exercised by the Optionee’s Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

3.	Non-Transferability of Option

This option is not transferable by the Optionee other than by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

4.	Provision of the Plan

This option is subject to the provisions of the Plan.

5.	Special Provisions

This option is automatically subject to the “Special Exercise Period” provided under the Plan (without further consent of the Company) if the optionee’s services as a director terminate due to retirement at age 72 or such other age as the Board of Directors may determine from time to time.

IN WITNESS WHEREOF, the Company has caused this option to be exercised under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Please acknowledge receipt of this certificate by signing and returning the enclosed copy of this letter to the attention of                     .

Very truly yours,
MILLIPORE CORPORATION

[name]
[title]

Date

Receipt and acceptance of the foregoing is hereby acknowledged:

[Name of Director]

Date